Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

October 17, 2012

Stillwater Mining Company

1321 Discovery Drive

Billings, Montana 59102

Re:	Stillwater Mining Company - 1.75% Convertible Senior Notes due 2032

Ladies and Gentlemen:

We have acted as special counsel to Stillwater Mining Company, a Delaware corporation (the “Company”), in connection with the public offering of $396,750,000 aggregate principal amount of the Company’s 1.75% convertible senior notes due 2032 (the “Notes”), including $51,750,000 aggregate principal amount of the Notes to be purchased by the Underwriters pursuant to their exercise in full of the option set forth in Section 3(c) of the Underwriting Agreement. The Notes are to be issued under the Indenture, dated as of November 29, 2010 (the “Base Indenture”), as supplemented by the Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Law Debenture Trust Company of New York, as Trustee (the “Trustee”). On October 11, 2012, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters named therein (the “Underwriters”), and the Company, relating to the sale by the Company to the Underwriters of the Notes. The Underwriting Agreement, the Indenture and the Note Certificate (as defined below) are referred to herein collectively as the “Transaction Agreements.” The Indenture provides that the Notes may be convertible into cash, shares of the Company’s common stock, par value $0.01 per share, or a combination thereof, at the Company’s election.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the registration statement on Form S-3 (File No. 333-170851) of the Company relating to the Notes and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2010 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Stillwater Mining Company

October 17, 2012

(b) an executed copy of the Underwriting Agreement;

(c) an executed copy of the Notice of Exercise;

(d) the global certificate evidencing the Notes (the “Note Certificate”) in the form delivered by the Company to the Trustee for authentication and delivery;

(e) an executed copy of the Base Indenture;

(f) an executed copy of the Supplemental Indenture;

(g) an executed copy of a certificate of Gregory A. Wing, Vice President and Chief Financial Officer of the Company, dated the date hereof, establishing the form and terms of the Notes pursuant to Section 3.03 of the Base Indenture (the “Officer’s Certificate”);

(h) an executed copy of a certificate of Brent R. Wadman, Deputy General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(i) a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of October 10, 2012, and certified pursuant to the Secretary’s Certificate;

(j) a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(k) copies of certain resolutions of the Board of Directors of the Company, adopted on November 23, 2010 and October 4, 2012, and certain resolutions of the Pricing Committee thereof, adopted on October 11, 2012, certified pursuant to the Secretary’s Certificate;

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic

Stillwater Mining Company

October 17, 2012

copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have also assumed that the execution and delivery by the Company of the Indenture and the Securities, as applicable, and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule, or regulation to which the Company or any of its properties is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

b) except to the extent expressly stated in the opinion contained herein with respect to the Company and the Notes and the Conversion Shares (together, the “Securities”), we do not express any opinion with respect to the effect on the opinion stated herein of (i) the compliance or non-compliance of any party to the Indenture with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party;

c) except to the extent expressly stated in the opinions contained herein with respect to the Company and the Securities, we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Indenture or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

d) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on each of the Indenture and the Securities or any of the transactions contemplated thereby; and

Stillwater Mining Company

October 17, 2012

e) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of any agreement or instrument, our opinion stated herein is rendered solely in reliance upon New York General Obligations Law sections 5-1401 and 5-1402 and Rule 327(b) of New York Civil Practice Law and Rules and is subject to the qualification that such enforceability may be limited by, in each case, the terms of such sections 5-1401 and 5-1402, as well as by principles of public policy, comity or constitutionality; and

f) in rendering the opinion set forth in paragraph 2 above, we have assumed that the applicable conversion price (calculated as $1,000 divided by the Applicable Conversion Rate (as defined in the Indenture)) of the Notes will be at least equal to par value of the Conversion Shares at the time of conversion.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Underwriting Agreement, the Indenture, the Notes and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated. Insofar as the opinion expressed herein relates to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect the opinion set forth herein. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Notes have been duly authorized and executed by the Company, and constitute a valid and binding obligation of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with its terms.

Stillwater Mining Company

October 17, 2012

2. The 36,002,722 shares of Common Stock initially issuable upon conversion of the Notes pursuant to the Indenture (“Conversion Shares”) have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable. The resolutions of the Board of Directors of the Company approving the issuance of the Notes state that they have reserved the Conversion Shares for issuance.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement, which forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP